Exhibit 4.48

Dated 12 October 2009

CRETAN TRADERS INC.

as Borrower

-and-

DRYSHIPS INC.

as Guarantor

-and-

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

-and-

NORDDEUTSCHE LANDESBANK GIROZENTRALE

as Swap Bank

-and-

NORDDEUTSCHE LANDESBANK GIROZENTRALE

as Underwriter, Mandated Lead Arranger,

Bookrunner, Agent and Security Trustee

SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 23 July 2008

(as amended and supplemented by a supplemental letter

dated 24 July 2009) in respect of a loan facility

of (originally) US$126,400,000

WATSON, FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	DEFINITIONS	2

2	REPRESENTATIONS AND WARRANTIES	5

3	AGREEMENT OF THE CREDITOR PARTIES	6

4	CONDITIONS	6

5	VARIATIONS TO LOAN AGREEMENT AND FINANCE DOCUMENTS	8

6	CONTINUANCE OF LOAN AGREEMENT AND FINANCE DOCUMENTS	14

7	EXPENSES	14

8	COMMUNICATIONS	14

9	SUPPLEMENTAL	14

10	LAW AND JURISDICTION	15

APPENDIX I LENDERS		16

EXECUTION PAGE		17

THIS SUPPLEMENTAL AGREEMENT is dated 12 October 2009 and made

BETWEEN:

(1)	CRETAN TRADERS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (including its successors) as Borrower;

(2)	DRYSHIPS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as Guarantor;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(4)	NORDDEUTSCHE LANDESBANK GIROZENTRALE acting through its office at Friedrichswall 10, D-30159, Hannover, Germany, as Swap Bank; and

(5)	NORDDEUTSCHE LANDESBANK GIROZENTRALE acting through its office at Friedrichswall 10, D-30159, Hannover, Germany as Underwriter, Mandated Lead Arranger, Bookrunner, Agent and Security Trustee.

BACKGROUND

(A)	By a loan agreement dated 23 July 2008 (as amended and supplemented by a supplemental letter dated 24 July 2009, the “Loan Agreement”) made between (i) the Borrower, (ii) the Lenders, (iii) the Swap Bank, (iv) the Underwriter, (v) the Mandated Lead Arranger, (vi) the Bookrunner, (vii) the Agent and (viii) the Security Trustee, the Lenders made available to the Borrower a loan facility of (originally) US$126,400,000 (the “Loan”).

(B)	The Borrower has requested that the Creditor Parties agree to (inter alia):

(i)	waive the application of the security cover provisions in clause 15.1 of the Loan Agreement during the period commencing on 9 October 2009 and ending on 9 October 2011;

(ii)	amend the application of clause 2.5 of the Loan Agreement so that Norddeutsche Landesbank Girozentrale is no longer required to complete a Successful Syndication until 31 December 2009 but may syndicate or transfer a part of its Contribution after such date;

(iii)	waive the right of the Agent to determine the amounts of Tranche A and Tranche B pursuant to clause 2.6 of the Loan Agreement; and

(iv)	the amendment and/or variation of certain other provisions of the Loan Agreement.

(C)	This Agreement sets out the terms and conditions on which the Creditor Parties agree to:

(i)	the Borrower’s requests as outline in Recital (B);

(ii)	the consequential amendments to the Loan Agreement and the other Finance Documents in connection with those matters; and

(iii)	certain other amendments and/or variations to the Loan Agreement and the other Finance Documents.

NOW THEREFORE IT IS HEREBY AGREED

1	DEFINITIONS

1.2	Words and expressions defined in the Loan Agreement (as hereby amended) and the recitals hereto and not otherwise defined herein shall have the same meanings when used in this Supplemental Agreement.

1.3	In this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Additional Earnings Account” means an account in the name of the Borrower with the Agent in Hannover designated “Cretan Traders Inc.—Additional Earnings Account” and any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Additional Earnings Account in relation to the Ship for the purposes of the Loan Agreement;

“Additional Earnings Account Pledge” means a first priority pledge creating security in respect of the Additional Earnings Account to be executed by the Borrower in favour of the Lenders in such form as the Agent may approve or require;

“Amendment Mortgage” means the amendment to the Mortgage, executed or to be executed by the Borrower in favour of the Security Trustee in such form as the Agent may approve or require;

“Dollar Spot Rate of Exchange” means, in relation to Dollars at any relevant time, the Agent’s spot rate of exchange for the purchase in the London foreign exchange market of the European Interbank Market of Dollars with Euros at or about 11.00 am (London time) on the relevant date;

“Effective Date” means the date on which the conditions precedent in Clause 4 are satisfied;

“EMU Legislation” means legislative measures of the Council of the European Union for the introduction of, changeover to, or operation of, a single or unified European currency being part of the implementation of the Third Stage;

“Euro” means, for the time being, the single currency of Participating Member States as provided in the EMU Legislation;

“Monteagle” means Monteagle Shipping S.A., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, The Marshall Islands;

“New Charterparty Assignment” means each of the Oliva Charterparty Assignment and the Rapallo Charterparty Assignment and, in the plural, means both of them;

“New Earnings Account” means each of the Oliva Earnings Account and the Rapallo Earnings Account and, in the plural, means both of them;

“New Deed of Covenant” means, in relation to each New Ship, a deed of covenant collateral to the New Mortgage relative thereto and creating a charge over the relevant New Ship in such form as the Agent may approve or require and, in the plural, means both of them;

“New Finance Documents” means, together, the Additional Earnings Account Pledge, the Retention Account Pledge, the Rapallo Earnings Account Pledge, the Rapallo Retention

Account Pledge, the Oliva Earnings Accounts Pledge, the Oliva Retention Account Pledge, the New Guarantees, the New Mortgages, the New Deeds of Covenant, the New General Assignments, the New Charterparty Assignments and the New Manager’s Undertakings and, in the singular, means any of them;

“New General Assignment” means, in relation to each New Ship, a first priority general assignment of the Earnings, Insurances and Requisition Compensation in respect thereof executed or to be executed by the relevant New Owner in favour of the Security Trustee in such form as the Agent may approve or require and, in the plural, means both of them;

“New Guarantee” means, in relation to each New Owner, the guarantee of the obligations of the Borrower under the Loan Agreement and the other Finance Documents executed or to be executed by that New Owner in favour of the Security Trustee in such form as the Agent may approve or require and, in the plural, means both of them;

“New Manager’s Undertaking” means, in relation to each New Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Security Trustee in such form as the Agent may approve or require agreeing certain matters in relation to the management of that New Ship and subordinating the rights of that Approved Manager against that New Ship and the New Owner thereof to the rights of the Creditor Parties under the Finance Documents and including (inter alia) an assignment of the Approved Manager’s interests in the Insurances of that New Ship and, in the plural, means both of them;

“New Mortgage” means, in relation to each New Ship, the first priority Maltese mortgage over that New Ship executed or to be executed by the relevant New Owner in favour of the Security Trustee in such form as the Agent may approve or require and, in the plural, means both of them;

“New Owner” means each of Roscoe and Monteagle and, in the plural, means both of them;

“New Retention Account” means each of the Oliva Retention Account and the Rapallo Retention Account and, in the plural, means both of them;

“New Ship” means each of “OLIVA” and “RAPALLO” and, in the plural, means both of them;

“OLIVA” means the 2009-built bulk carrier of 75200 metric deadweight tons registered in the ownership of Monteagle under the Maltese flag with the name “OLIVA”;

“Oliva Charterparty” means a time charter entered between Monteagle and STX Pan Ocean Co. Ltd. of Seoul, Korea for a duration of at least 26 months, at a gross daily charter hire rate of at least US$17,850 and/or on such other terms as shall be in all respects acceptable to the Agent;

“Oliva Charterparty Assignment” means a first priority assignment of the rights of Monteagle pursuant to the Oliva Charterparty executed or to be executed by Monteagle in favour of the Security Trustee in such form as the Agent may approve or require;

“Oliva Earnings Account” means an account opened or to be opened in the name of Monteagle with the Agent in Hannover designated “Monteagle—Earnings Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Oliva Earnings Account for the purposes of the Loan Agreement;

“Oliva Earnings Account Pledge” means the first priority pledge creating security in respect of the Oliva Earnings Account to be executed by Monteagle in favour of the Lenders in such form as the Agent may approve or require;

“Oliva Retention Account” means an account opened or to be opened in the name of Monteagle with the Agent in Hannover designated “Monteagle - Retention Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Oliva Retention Account for the purposes of the Loan Agreement;

“Oliva Retention Account Pledge” means the first priority pledge creating security in respect of the Oliva Retention Account to be executed by Monteagle in favour of the Lenders in such form as the Agent may approve or require;

“Participating Member State” means each state so described in any EMU Legislation;

“RAPALLO” means the 2009-built bulk carrier of 75123 metric deadweight tons registered in the ownership of Roscoe under the Maltese flag with the name “RAPALLO”;

“Rapallo Charterparty” means a time charter entered between Roscoe and STX Pan Ocean Co. Ltd. of Seoul, Korea for a duration of at least 26 months, at a gross daily charter hire rate of at least US$15,400 and/or on such other terms as shall be in all respects acceptable to the Agent;

“Rapallo Charterparty Assignment” means a first priority assignment of the rights of Roscoe pursuant to the Rapallo Charterparty executed or to be executed by Roscoe in favour of the Security Trustee in such form as the Agent may approve or require;

“Rapallo Earnings Account” means an account opened or to be opened in the name of Roscoe with the Agent in Hannover designated “Roscoe - Earnings Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Rapallo Earnings Account for the purposes of the Loan Agreement;

“Rapallo Earnings Account Pledge” means the first priority pledge over the Rapallo Earnings Account to be executed Roscoe in favour of the Lenders in such form as the Agent may approve or require;

“Rapallo Retention Account” means an account opened or to be opened in the name of Roscoe with the Agent in Hannover designated “Roscoe - Retention Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Rapallo Retention Account for the purposes of the Loan Agreement;

“Rapallo Retention Account Pledge” means the first priority pledge over the Rapallo Retention Account to be executed by Roscoe in favour of the Lenders in such form as the Agent may approve or require;

“Retention Account” means an account opened or to be opened in the name of the Borrower with the Agent in Hannover designated “Cretan Traders Inc. - Retention Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Retention Account for the purposes of the Loan Agreement;

“Retention Account Pledge” means the first priority pledge creating security in respect of the Retention Account to be executed by the Borrower in favour of the Lenders in such form as the Agent may approve or require;

“Roscoe” means Roscoe Marine Ltd., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, The Marshall Islands;

“Third Stage” means the third stage of European economic and monetary union pursuant to the Treaty on European Union;

“Treaty on European Union” means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty of 7 February 1992; and

“Waiver Period” means the period commencing on 9 October 2009 and ending on 9 October 2011.

1.4	Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations. Clause headings are inserted for convenience of reference only and shall be ignored in construing this Supplemental Agreement. References to Clauses are to clauses of this Supplemental Agreement save as may be otherwise expressly provided in this Supplemental Agreement.

2	REPRESENTATIONS AND WARRANTIES

2.1	The Borrower hereby represents and warrants to the Agent, as at the date of this Supplemental Agreement, that the representations and warranties set forth in Clause 10 of the Loan Agreement (updated mutatis mutandis to the date of this Supplemental Agreement) are true and correct as if all references therein to “this Agreement” were references to the Loan Agreement as further amended by this Supplemental Agreement.

2.2	The Borrower hereby further represents and warrants to the Agent that as at the date of this Supplemental Agreement:

(a)	it is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands and has full power to enter into and perform its obligations under this Supplemental Agreement and has complied with all statutory and other requirements relative to its business, and does not have an established place of business in any part of the United Kingdom or the United States of America;

(b)	all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Supplemental Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement (including, but not limited to, the New Finance Documents and the Amendment Mortgage) and the other Finance Documents as contemplated hereby have been obtained and will be maintained in full force and effect, from the date of this Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and/or the New Finance Documents and while all or any part of the Loan remains outstanding;

(c)	it has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this Supplemental Agreement and such other documents to which it is a party and such documents do or will upon execution thereof constitute its valid and binding obligations enforceable in accordance with their respective terms;

(d)

the execution, delivery and performance of this Supplemental Agreement and all such other documents as contemplated hereby (including, but not limited to, the New Finance Documents and the Amendment Mortgage) does not and will not, from the date of this Supplemental Agreement and so long as any moneys are owing under any of the Finance

Documents and/or the New Finance Documents and while all or any part of the Commitment remains outstanding, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on the Borrower or on any of its property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Finance Documents and/or the New Finance Documents) on any of such property or assets; and

(e)	it has fully disclosed in writing to the Agent all facts which it knows or which it should reasonably know and which are material for disclosure to the Agent in the context of this Supplemental Agreement and all information furnished by such Borrower or on its behalf relating to its business and affairs in connection with this Supplemental Agreement was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

3	AGREEMENT OF THE CREDITOR PARTIES

3.1	The Creditor Parties, relying upon each of the representations and warranties set out in Clauses 2.1 and 2.2 of this Supplemental Agreement, hereby agree with the Borrower, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to:

(a)	waive the application of the security cover provisions set out in clause 15.1 of the Loan Agreement during the Waiver Period;

(b)	amend the application of clause 2.5 of the Loan Agreement so that Norddeutsche Landesbank Girozentrale is no longer required to complete a Successful Syndication until 31 December 2009 but may syndicate or transfer a part of its Contribution after such date;

(c)	waive the right of the Agent to determine the amounts of Tranche A and Tranche B pursuant to clause 2.6 of the Loan Agreement; and

(d)	the amendments/variations of the Loan Agreement and the other Finance Documents referred to in Clause 5.

3.2	The Borrower and the Security Parties agree and confirm that the Loan Agreement and the Finance Documents to which each is a party shall remain in full force and effect and the Borrower and each Security Party shall remain liable under the Loan Agreement and the Finance Documents to which each is a party for all obligations and liabilities assumed by it thereunder.

3.3	The agreement of the Creditor Parties contained in Clause 3.1 shall have effect on and from the Effective Date.

4	CONDITIONS

4.1	The agreements of the Creditor Parties contained in Clause 3.1 of this Supplemental Agreement shall all be expressly subject to the condition that the Agent shall have received in form and substance satisfactory to it and its legal advisers on or before on or before the Effective Date:

(a)	evidence that the persons executing this Supplemental Agreement, each New Finance Document and the Amendment Mortgage on behalf of the Borrower, the Guarantor or, as the case may be, a New Owner are duly authorised to execute the same;

(b)	an original of this Agreement duly executed by the parties to it and counter-signed by the Security Parties;

(c)	a certificate from an officer of the Borrower, the Guarantor and each New Owner confirming the names of all the directors and shareholders of the Borrower, the Guarantor or, as the case may be, that New Owner and having attached thereto true and complete copies of its incorporation and constitutional documents;

(d)	true and complete copy of the resolutions passed at separate meetings of the sole director or directors, as the case may be, and shareholders of the Borrower and the Guarantor authorising and approving the execution of this Supplemental Agreement, the Amendment Mortgage and each New Finance Document to which each is a party and any other document or action to which each is or is to be a party and authorising its directors or other representatives to execute the same on its behalf;

(e)	true and complete copies of the resolutions passed at separate meetings of the sole director and shareholders of each New Owner authorising and approving the execution of the New Finance Documents to which each is a party and any other document or action to which each is or is to be a party and authorising its directors or other representatives to execute the same on its behalf;

(f)	the original of any power of attorney issued by the Borrower, the Guarantor and each New Owner pursuant to such resolutions aforesaid;

(g)	evidence that each New Ship:

(i)	is registered in the name of the New Owner owning that Ship under the laws and flag of Malta;

(ii)	is in the absolute and unencumbered ownership of the Borrower save as contemplated by the New Finance Documents;

(iii)	maintains the highest class applicable to vessels of the same type, age and specifications as that New Ship with American Bureau of Shipping (or such other first class classification society which is a member of IACS acceptable to the Agent) free of all recommendations and conditions; and

(iv)	is insured in accordance with the relevant provisions of the New Deed of Covenant applicable to that New Ship and all requirements thereof in respect of such Insurances have been fulfilled;

(h)	each New Finance Document (other than the Additional Earnings Account Pledge, the Retention Account Pledge, the Rapallo Earnings Account Pledge, the Oliva Earnings Account Pledge, the Rapallo Retention Account Pledge and the Oliva Retention Account Pledge, originals of which shall be provided within one calendar month from the date of this Supplemental Agreement) and the Amendment Mortgage has been duly executed by the relevant New Owner or, as the case may be, the Borrower together with evidence that:

(i)	each New Mortgage has been registered against the relevant New Ship with first priority in accordance with the laws of Malta;

(ii)	the Amendment Mortgage has been duly registered as a valid amendment to the Mortgage in accordance with the laws of Malta;

(iii)	all notices required to be served under each New General Assignment and any New Charterparty Assignment have been served and (where applicable) acknowledged in the manner therein provided; and

(iv)	save for the Security Interests created by or pursuant to the New Mortgages, the New General Assignments and the New Charterparty Assignments, there are no Security Interests of any kind whatsoever on either New Ship or her Earnings, Insurances or Requisition Compensation;

(i)	a certified true copy of the Oliva Charterparty and the Rapallo Charterparty duly signed by the parties thereto;

(j)	evidence that the New Earnings Accounts, the New Retention Accounts, the Retention Account and the Additional Earnings Account have been opened and all mandate forms, documentation required by the Agent in relation to the Borrower, each New Owner and any other Security Party pursuant to the Agent’s “know your customer” requirements have been received;

(k)	documents establishing that each New Ship is managed by the Approved Manager on terms acceptable to the Lenders, together with:

(i)	the New Manager’s Undertaking relative to that New Ship; and

(ii)	copies of the Approved Manager’s Document of Compliance and of the New Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires);

(l)	one valuation (at the cost of the Borrower) of each New Ship dated 2 October 2009 each prepared in accordance with Clause 15.3 by an Approved Broker and addressed to the Agent confirming that the Market Value of each New Ship is at least US$38,000,000;

(m)	favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, Malta and such other relevant jurisdictions as the Agent may require;

(n)	a favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the Insurances for each New Ship as the Agent may require;

(o)	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Supplemental Agreement and the New Finance Documents (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Agent deems appropriate; and

(p)	evidence that the process agent referred to in clause 30.4 of the Loan Agreement has accepted its appointment as agent for service of process under this Supplemental Agreement and the New Finance Documents.

5	VARIATIONS TO LOAN AGREEMENT AND FINANCE DOCUMENTS

5.1	In consideration of the agreement of the Creditor Parties contained in Clause 3.1 of this Supplemental Agreement, the Borrower hereby agrees with the Creditor Parties that upon satisfaction of the conditions referred to in Clause 4.1, the provisions of the Loan Agreement shall be varied and/or amended and/or supplemented with effect on and from the Effective Date as follows:

(a)

by inserting in clause 1.1 thereof the definitions of “Additional Earnings Account”, “Additional Earnings Account Pledge”, “Amendment Mortgage”, “Dollar Spot Rate of Exchange”, “EMU Legislation”, “Euro”, “Monteagle”, “New Charterparty Assignments”, “New Earnings Accounts”, “New Finance Documents”, “New General Assignment”, “New Guarantees”, “New Manager’s Undertakings”, “New Mortgage”, “New Owner”,

“New Ship”, “New Retention Accounts”, “OLIVA”, “Oliva Earnings Account”, “Oliva Earnings Account Pledge”, “Oliva Retention Account”, “Oliva Retention Account Pledge”, “Participating Member State”, “RAPALLO”, “Rapallo Earnings Account”, “Rapallo Earnings Account Pledge”, “Rapallo Retention Account”, “Rapallo Retention Account Pledge”, “Retention Account”, “Retention Account Pledge”, “Roscoe”, “Third Stage”, “Treaty on European Union” and “Waiver Period” set out in Clause 1.2;

(b)	the definition of, and references throughout each of the Finance Documents to, the Mortgage shall be construed as if the same referred to the Mortgage as amended and supplemented by the Amendment Mortgage;

(c)	by adding the words “or a New Ship” after the word “Ship” in the definitions of “Approved Manager”, “Earnings”, “Environmental Incident”, “General Assignment”, “Insurances”, “Major Casualty”, “Market Value”, “Permitted Security Interest”, “Total Loss” and “Total Loss Date” each in clause 1.1 thereof;

(d)	by adding after the words “the Borrower” the words “, the relevant New Owner” in the definition of “Earnings”, “Environmental Incident”, “Finance Documents”, “Permitted Security Interests”, “Total Loss” and “Total Loss Date” in clause 1.1 thereof;

(e)	by adding to the definition of “Finance Documents” in clause 1.1 thereof a new sub-paragraph (1) as follows:

“(1)	the new Finance Documents;”;

(f)	by re-designating the existing sub-paragraph (1) in the definition of “Finance Documents” in clause 1.1 thereof as a new sub-paragraph (m);

(g)	by deleting the definition of “Margin” in clause 1.1 thereof in its entirety and replacing it with the following new definition:

““Margin” means 1.85 per cent. per annum in respect of both Tranches;”;

(h)	by adding the words “the New Owners” after the word “Guarantor” in the definition of “Security Party” in clause 1.1 thereof;

(i)	by adding the words “or a New Ship” after the words “the Ship” in:

(i)	the third and fourth line of “excess risk” in clause 1.2 thereof;

(ii)	the first and second lines of the definition of “obligatory insurances” in clause 1.2 thereof;

(iii)	the third line of clause 11.11 thereof;

(iv)	the first line of clause 15.3 thereof;

(v)	the first line of clause 19.l(j) thereof;

(vi)	the first line of clause 19.l(m) thereof; and

(vii)	the first line of clause 19.1(o)(ii) thereof;

(j)	by adding the words “or the relevant New Ship” after the words “the Ship” in clause 15.3 (c) thereof;

(k)	by adding the words “or a New Owner” after the words “the Borrower” in:

(i)	the second line of sub-paragraph (1) in the definition of “Finance Documents” thereof;

(ii)	the seventh line of clause 19.1(g)(iv) thereof;

(iii)	the first and second line of sub-paragraph 19.1(j); and

(iv)	the first line of sub-paragraph (i) in clause 19.1(o) thereof and in the second line of the last paragraph of clause 19.1(o) thereof;

(1)	by adding the words “or the relevant New Owner” after the words “the Borrower” in:

(i)	the second line of the definition of “obligatory insurances” in clause 1.2 thereof; and

(ii)	the second line of clause 19.1(m) thereof;

(m)	by deleting clause 2.4 thereof in its entirety and replacing it with the following:

“2.4	Market Flex. The Borrower agrees that the Agent shall be entitled, after consultation with the Borrower and the Guarantor, to change the pricing, with the exception of the arrangement fee to be capped at up to 0.50% of the aggregate Contributions terms and structure of the Loan outlined in this Agreement if the Mandated Lead Arranger considers that such changes would be necessary in order to enhance the prospects of a syndicate or transfer and the Borrower shall enter into such documentation as may be required by the Agent in order to document the resultant amendments to this Agreement and any of the other Finance Documents. To determine whether the changes suggested by the Mandated Lead Arranger will in fact enhance the prospects of a Successful Syndication the Agent shall contact 3 banks or financial institutions experienced in ship finance which shall be selected with the prior approval of the Borrower (which shall not be unreasonably withheld or delayed) to seek their opinion.”

(n)	by deleting clause 2.5 thereof in its entirety and replacing it with the following:

“2.5	Transfer of the Loan. Norddeutsche Landesbank Girozentrale is entitled to syndicate or transfer a part of its Contribution in accordance with the applicable provisions of Clause 26 at any time during the Security Period Provided that following such syndication or transfer its remaining Contribution is greater than that of any other Lender.”;

(o)	by deleting clause 2.6 thereof in its entirety and replacing it with the following:

“2.6	Determination of Tranches. If any changes are made to the Loan pursuant to Clause 2.4, the Agent is entitled at the same time to determine the amounts of Tranche A and Tranche B and shall advise the Borrower in writing of the amount of each Tranche and the Borrower agrees and acknowledges that such determination shall be final and binding on the Borrower save in the case of manifest error.

(p)	by deleting clause 5.16 thereof in its entirety;

(q)	by deleting clause 8.5(a) thereof in its entirety and replacing it with the following:

“(a)	a partial prepayment shall be $250,000 or a multiple of $250,000 (other than in the case of the partial prepayments made pursuant to Clause 18.2 where all partial prepayments shall be $100,000 or a multiple of $100,000);”

(r)	by deleting clause 8.8 thereof in its entirety and replacing it with the following new clause:

“8.8	Mandatory prepayment. Without prejudice to the provisions of Clause 15, the Borrower shall be obliged to apply the whole of the sale or Total Loss Proceeds of the Ship or a New Ship in prepayment of the Loan in the following circumstances:

(a)	if the Ship or a New Ship is sold, on or before the date on which the sale is completed by delivery of the Ship or the relevant New Ship to its buyer; or

(b)	if a Ship or a New Ship becomes a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date relative thereto relating thereto and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.”;

(s)	by deleting clause 8.10(a) thereof in its entirety and replacing it with the following new clause:

“(c)	Clauses 8.4 and 18.2(b), shall be applied first against the balloon instalment of Tranche A and thereafter against the balloon instalment of Tranche B. Thereafter any balance shall be applied first against the then outstanding repayment instalments in respect of Tranche A in inverse order of maturity and thereafter against the then outstanding repayment instalments in respect of Tranche B in inverse order of maturity.”

(t)	by deleting clause 18 thereof in its entirety and replacing it with the following new clause:

“18.	APPLICATION OF EARNINGS

18.1	Payment of Earnings. The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment and the applicable New General Assignment), all the Earnings of the Ship are paid to the Earnings Account or, as the case may be, the Additional Earnings Account if the currency of the payments is Euro, and all the Earnings of each New Ship are paid to the New Earnings Accounts relative thereto.

18.2	Minimum retentions and application.

(a)	The Borrower undertakes with each Creditor Party to ensure that on 31 December and 30 June in each calendar year (commencing from 31 December 2009) or, at the option of the Borrower or the New Owners, at the end of each calendar month, there is transferred to the Retention Account the Surplus or, as the case may be, the Monthly Surplus out of the aggregate Earnings received in the Earnings Accounts, the Additional Earnings Account (converted, in the case of the Euro balances on Additional Earnings Account, into Dollars at the applicable Dollar Spot Rate of Exchange) and, until and including 29 January 2012, the New Earnings Accounts during the preceding 6-month period (or, in the case of the first period ending on 31 December 2009, all Earnings standing to the credit of the afore said accounts on that date) or, if the Borrower opts to effect the transfer at the end of a calendar month, the preceding month.

(b)	The Agent shall apply on 29 July and/or (in the Agent’s sole discretion) 29 January in each calendar year (commencing as from 29 January 2010) the Surplus held in the Retention Account towards prepayment of the Loan (and such prepayment shall be applied in accordance with Clause 8.10(a)).

In this Clause 18.2, “Monthly Surplus” means, on the last day in any calendar month (commencing with the month ending on 30 November 2009), the aggregate of the Earnings of the Ship and the New Ships standing to the credit of the Earnings Account, the Additional Earnings Account and the New Earnings Accounts, after deducting the aggregate of the operating expenses of the Ship (including, without limitation, the general administrative expenses, the maintenance costs and the debt service amounts) and the New Ships which the Agent is satisfied (in its sole discretion) have accrued during that calendar month; and

“Surplus” means, in any 6-month period ending on 30 June and 31 December in each calendar year, the aggregate of the Monthly Surpluses during that 6-month period.

18.3	Interest accrued on accounts. Any current interest requires separate documentation.

18.4	Location of accounts. The Borrower shall promptly:

(a)	comply, or procure the compliance by the New Owners of, with any requirement of the Agent as to the location or re-location of the Earnings Account, the Additional Earnings Account, the Retention Account, the New Retention Accounts and the New Earnings Accounts (or any of them);

(b)	execute, or procure that the New Owners execute, any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account, the Additional Earnings Account, the Retention Account, the New Retention Accounts and the New Earnings Accounts (or any of them).

18.5	Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account, the Additional Earnings Account or the New Earnings Accounts (or any of them) without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.”

(u)	by deleting 15.1(a) thereof in its entirety and replacing it with the following new sub-paragraph:

“15.1	Minimum required security cover. Clause 15.2 applies if the Agent notifies the Borrower (at any time other than during the Waiver Period) that:

(a)	the Market Value of the Ship plus the aggregate Market Value of the New Ships; plus”

(v)	by deleting clause 30 in its entirety and replacing it with the following:

“30	LAW AND JURISDICTION

30.1	English law. This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

30.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(w)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

30.4	Process agent. The Borrower irrevocably appoints Ince Process Agents Ltd, whose present address is International House, 1 St. Katherine’s Way, E1N 1UN London, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5	Creditor Party rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.”;

(w)	by construing all references therein to “this Agreement” where the context admits as being references to “this Agreement as the same is amended and supplemented by this Supplemental Agreement and as the same may from time to time be further supplemented and/or amended”; and

(x)	by construing references to each of the Finance Documents as being references to each such document as it is from time to time supplemented and/or amended.

5.2	Amendments to the Guarantee. With effect on and from the Effective Date the Guarantee shall be deemed by this Supplemental Agreement to have been, amended as follows:

(a)	by deleting clause 11.13 thereof in its entirety and replacing it with the following clause:

“11.13 No merger etc. The Guarantor shall not, without the Agent’s prior written consent:

(i)	enter into any amalgamation, demerger, merger or corporate reconstruction other than the corporate reconstruction allowing only Ocean Rig UDW Inc., a corporation incorporated under the laws of The Marshall Islands whose registered office is at The Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands, to cease being a subsidiary of the Guarantor; or

(ii)	make any substantial change to the general nature of its business from that carried on at the date of this Guarantee; or

(iii)	engage in any business other than that advised to the Security Trustee at the date of this Guarantee.”

1.3	Amendments to Finance Documents. With effect on and from the Effective Date each of the Finance Documents other than the Loan Agreement shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a)	the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Supplemental Agreement (and, in the case of the Mortgage, by the Amendment Mortgage); and

(b)	by construing references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Supplemental Agreement.

5.2	Finance Documents to remain in full force and effect. The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this Supplemental Agreement.

6	CONTINUANCE OF LOAN AGREEMENT AND FINANCE DOCUMENTS

6.1	Save for the alterations to the Loan Agreement and the other Finance Documents made or to be made pursuant to this Supplemental Agreement and the Amendment Mortgage and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Supplemental Agreement, the Loan Agreement shall remain in full force and effect and the security constituted by the other Finance Documents shall continue and remain valid and enforceable.

7	EXPENSES

7.1	Fees and expenses. The provisions of clause 20 (fees and expenses) of the Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary amendments.

8	COMMUNICATIONS

8.1	General. The provisions of clause 28 (notices) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This Agreement may be executed in any number of counterparts.

9.2	Third Party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

10.1	Governing law. This Agreement shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Loan Agreement provisions. The provisions of clause 30 (law and jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary medications.

IN WITNESS WHEREOF the parties hereto have caused this Supplemental Agreement to be duly executed the day and year first above written.

SCHEDULE I

LENDERS

Lender	Lending Office	Contribution
		(US Dollars)

Norddeutsche Landesbank Girozentrale	Friedrichswall 10 D-30159 Hannover Germany	126,400,000

EXECUTION PAGE

BORROWER

SIGNED by EUGENIA PAPAPONTIKOU for and on behalf of CRETAN TRADERS INC.	) ) )	/s/ Eugenia Papapontikou

GUARANTOR

SIGNED by EUGENIA PAPAPONTIKOU for and on behalf of DRYSHIPS INC.	) ) )	/s/ Eugenia Papapontikou

LENDERS

SIGNED by ERICA LACOMBE for and on behalf of NORDDEUTSCHE LANDESBANK GIROZENTRALE	) ) ) )	/s/ Erica Lacombe

SWAP BANK

SIGNED by ERICA LACOMBE for and on behalf of NORDDEUTSCHE LANDESBANK GIROZENTRALE	) ) ) )	/s/ Erica Lacombe

UNDERWRITER

SIGNED by ERICA LACOMBE for and on behalf of NORDDEUTSCHE LANDESBANK GIROZENTRALE	) ) ) )	/s/ Erica Lacombe

MANDATED LEAD ARRANGER

SIGNED by ERICA LACOMBE for and on behalf of NORDDEUTSCHE LANDESBANK GIROZENTRALE	) ) ) )	/s/ Erica Lacombe

BOOKRUNNER

SIGNED by ERICA LACOMBE	)	/s/ Erica Lacombe
for and on behalf of	)
NORDDEUTSCHE LANDESBANK	)
GIROZENTRALE	)

AGENT

SIGNED by ERICA LACOMBE	)	/s/ Erica Lacombe
for and on behalf of	)
NORDDEUTSCHE LANDESBANK	)
GIROZENTRALE	)

SECURITY TRUSTEE

SIGNED by ERICA LACOMBE	)	/s/ Erica Lacombe
for and on behalf of	)
NORDDEUTSCHE LANDESBANK	)
GIROZENTRALE	)

Witness to all the	)	/s/ Vassilike Georgopoulos
above signatures	)
Name:
Address:

COUNTERSIGNED this day 12 of October 2009 for and on behalf of Cardiff Marine Inc. which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Supplemental Agreement, that it agrees in all respects to the same and that the Finance Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement and the Master Agreement.

/s/ Maria Phylactov
MARIA PHYLACTOV for and on behalf of
CARDIFF MARINE INC.